Exhibit 10.2
                            SUMMARY PLAN DESCRIPTION        Alfred S. Whittet
                                     FOR THE
                              AMENDED AND RESTATED
                              WILBER NATIONAL BANK
                        SPLIT-DOLLAR LIFE INSURANCE PLAN

INTRODUCTION

Wilber National Bank, a national bank (which will be referred to as the "Bank") is pleased to provide you with this summary of the Amended and Restated Wilber National Bank Split-Dollar Life Insurance Plan. As you read it, you should keep in mind that it is a summary of important information, not a complete statement of all of the Plan terms in detail. You are a party to and have a copy of an Agreement with the Bank which, with the insurance policy, provides the complete plan terms. If there is any inconsistency between this summary and the Agreement, the Agreement will govern. If there is an inconsistency between the summary, the Agreement or the insurance policy, the insurance policy will govern. You can get additional information and examine copies of documents held by the Bank by contacting the Human Resources department at the Bank address shown below.

IMPORTANT NAMES, ADDRESS, AND NUMBERS

     The name of the Plan is: Wilber National Bank Amended and Restated
                              -----------------------------------------
Split-Dollar Life Insurance Plan.
--------------------------------

     The name and address of the Bank is:
         Wilber National Bank
         245 Main Street
         Oneonta, New York  13820

     The Bank's Employer Identification Number is 15-0492520 and Plan number of the Plan is 801.

     The Plan Administrator is the Compensation Committee of the Board of Directors of the Bank and the address and telephone number are:

         Compensation Committee
         c/o Board of Directors
         Wilber National Bank
         245 Main Street
         Oneonta, New York 13820

     The agent for service of legal process is the Plan Administrator and the address for service is the one shown above.

     The plan keeps its records on a 12-month cycle that ends December 31 of each year.
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TYPE OF PLAN

     As its name implies, the Plan is a life insurance plan intended to provide an insured death benefit for Participants who meet certain eligibility requirements. Under the plan the Bank pays all of the premiums for the insurance and will receive back the larger of (a) the total premiums paid by the bank minus any indebtedness owed to the insurer, (b) the amount over and above the Vested Insurance Benefit, or (c) the cash surrender value when the Participant dies. The Participant shall have a Vested Insurance Benefit determined based upon job title and years of executive service (see the discussion under heading "Benefits" below).

ADMINISTRATION

     The Plan is administered by the Bank through the Plan Administrator and by one of the following life insurance companies which provides the life insurance policies used by the Plan (see the discussion under heading "Funding" below):
West Coast Life Insurance Company, Jefferson-Pilot Life Insurance Company, Clarica Life Insurance Companies -U.S., ING Southland Insurance Company, Massachusetts Mutual Life Insurance Company, Union Central Life Insurance Company or New York Life Insurance Company. Throughout this Summary Plan Description, we will use the term "Insurance Company" to refer to the life insurance company issuing a policy covering a Participant's life. When the term "Insurance Company" is used , for each Participant it means the life insurance company that issued the policy covering that Participant's life. In general, the Plan Administrator is responsible for administering the requirements set by the Bank and the Insurance Company is responsible for matters relating to the insurance policies. For example, the Bank sets requirements for who can become a Participant (these are discussed under the heading "Eligibility") and the Plan Administrator makes sure these requirements are met, but it is up to the Insurance Company to decide whether or not it will issue an insurance policy on an employee who has otherwise met the eligibility requirements. The Insurance Company is not a party to the split-dollar agreement. Its rights and obligations are determined exclusively by the insurance policy and the endorsement.

ELIGIBILITY

     The Compensation Committee in its sole and absolute discretion shall designate from time to time Participants who are eligible to participate in this Plan. Participation in this Plan is limited to those employees of the Bank and or the Wilber Corporation ("Wilber") who hold (or formerly held) the title of Vice-President or any higher-ranking position in the Bank, as determined by the Bank's personnel policies.

BENEFITS

     Only employees of the Bank who meet all of the eligibility requirements and become Participants are entitled to benefits under the Plan. The basic benefit provided is a Vested Insurance Benefit payable to the beneficiary designated by the Participant based upon job title and years of executive service as discussed

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below. The Bank shall be the direct beneficiary of an amount of death proceeds equal to the greatest of (1) Cash Surrender Value of the policy; (2) the aggregate premiums paid on the Policy by the Bank less any outstanding indebtedness to the Insurer; or (3) the amount in excess of the Vested Insurance Benefits (known as the "at risk" amount). The amount of insurance on each Participant is determined by the Compensation Committee of the Bank and is not necessarily the same for all Participants. The face amount of your life insurance policy and your death benefit as of the time this Summary was prepared are shown on the Benefit Schedule at the end of the Summary. The Bank initially plans to use but is not obligated to continue to use the policy dividends to purchase paid-up additions. Dividends used to purchase paid-up additions will increase the initial face amount of the insurance. Dividends received in cash or dividends used to reduce the Bank's premium will maintain the total face amount of the insurance coverage of the prior year. The face amount of the policy may increase or decrease each year from the amount shown on the Schedule, depending on the use of dividends and depending on the amount that is "at risk" each year.

     A Participant with less than five (5) years of continuous service at the Vice President or higher shall have a lifetime benefit equal to four (4) times base annual salary (meaning the Participant's most recent base full-time annual salary exclusive of bonuses, options, or incentives of any kind) during the Participant's employment with the Bank and or Wilber until the earliest of the following to occur:

1.   Retirement - if a Participant voluntarily terminates his or her employment
     ----------
     on or after the age of sixty-two (62), the Participant is entitled to a lifetime benefit equal to the Participant's last base annual salary prior to retirement exclusive of bonuses, options or incentives.

2.   Disability - if a Participant's termination of employment is due to
     ----------
     disability (meaning, the Participant is unable to perform substantially all of Participant's normal duties, as determined by the Participant's written employment agreement or the Bank's personnel policies, as established by the Board of Directors of the Bank and or Wilber in their sole and absolute discretion), the Participant is entitled to a lifetime benefit equal to the Participant's base annual salary exclusive of bonuses, options or incentives.

3.   Change of control - if termination of a Participant's employment is
     -----------------
     following a change in control, the Participant is entitled to a lifetime benefit equal to the Participant's base annual salary exclusive of bonuses, options or incentives.

     A "Change of Control" means:

          o A transaction where a consolidation or merger occurs of either Wilber or the Bank and neither is the continuing or surviving corporation; or

          o A transaction where the shares of either Wilber's or the Bank's common stock (meaning stock with the lowest priority in terms of payment or dividends) are exchanged for cash, securities or other property. This does not include transactions where there is a merger of Wilber or of the Bank, and stockholders of Wilber's or the Bank's common stock immediately prior to the merger have the

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

               same proportionate ownership of common stock of the surviving corporation immediately after the merger; or

          o A transaction involving any sale, lease, exchange or other transfer of all, or substantially all, of the assets of Wilber or of the Bank; or
          o A transaction where the stockholders of Wilber approve any plan or proposal for the liquidation (meaning where corporate assets are converted into cash and distributed among creditors and shareholders) or dissolution (meaning the formal disbanding of the corporation) of Wilber or of the Bank;
          o A transaction where any person other than the holders of Wilber's common stock on the date on which it takes effect, or the spouse or children of such holders, becomes the beneficial owner (meaning a corporate shareholder who has the power to buy or sell the shares, but who has not registered the shares on the corporation's books in his or her name) of 25% or more of Wilber's outstanding common stock; or
          o A transaction where any person other than Wilber becomes the beneficial owner of 50% or more of the Bank's outstanding common stock; or
          o A transaction where during any consecutive two year period, individuals who at the beginning of such period make up the entire Board of Directors of Wilber, do not continue to constitute a majority of the Board of Directors for any reason, unless the election, or the nomination for election by Wilber's stockholders, of each new director was approved by a vote of at least two-thirds of the directors who were then still in office and who were directors at the beginning of the period.

4. Termination not for cause - if termination of any Participant's employment is not for cause and for reasons other than those described in items 2, 3, and 6 above, the Participant is entitled to a lifetime benefit equal to the Participant's base annual salary exclusive of bonuses, options or incentives.

5. Resignation - if any Participant voluntarily terminates employment, the Participant is entitled to a lifetime benefit equal to Twenty-Five Thousand Dollars ($25,000).

6. Termination for cause - if any Participant is terminated for cause (meaning a termination for gross negligence, commission of a felony or crime involving moral turpitude, fraud, disloyalty, dishonesty or violation of any law or Bank Policy) the Participant is entitled to a lifetime benefit equal to Ten Thousand Dollars ($10,000).

     Additionally, in no event will the combined lifetime benefit and any other Group Term Coverage exceed Five Hundred Thousand Dollars ($500,000) or Seven Hundred Thousand Dollars ($700,000) for the Bank President and Chief Executive Officer.

     A Participant with more than five (5) years or more of continuous service at the Vice President level or higher shall have a lifetime benefit equal to four (4) Times base annual salary (meaning the Participant's most recent base full-time annual salary exclusive of bonuses, options, or incentives of any kind) during employment with the Bank or its parent company until the earliest of the following to occur:

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1.   Retirement - if a Participant voluntarily terminates employment on or after the age of sixty-two (62) Participant is entitled lifetime benefit equal to the Participant's base annual salary exclusive of bonuses, options, or incentives, unless the combination of the Participant's age and total years of employment is at least Seventy (70), in which case the Participant is entitled to a lifetime benefit equal to four times (4x) the Participant's base annual salary exclusive of bonuses, options, or incentives.

2. Disability - if a Participant's termination of employment is due to disability (meaning, to perform substantially all of Participant's normal duties, as determined by the Participant's written employment agreement of the Bank and or Wilber's personnel policies, as established by the Board of Directors of the Bank and or Wilber in their sole and absolute discretion), the Participant is entitled a lifetime benefit equal to four times (4x) the Participant's base annual salary exclusive of bonuses, options, or incentives.

3. Change of control - if termination of Participant's employment is following a change in control involving the Bank or Wilber, the Participant is entitled to a lifetime benefit equal to Four (4) Times the Participant's base annual salary exclusive of bonuses, options or incentives.

     A "Change of Control" means:

     o A transaction where a consolidation or merger occurs of either Wilber or the Bank and neither is the continuing or surviving corporation; or
     o A transaction where the shares of either Wilber's or the Bank's common stock (meaning stock with the lowest priority in terms of payment or dividends) are exchanged for cash, securities or other property. This does not include transactions where there is a merger of Wilber or of the Bank, and stockholders of Wilber's or the Bank's common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger; or
     o A transaction involving any sale, lease, exchange or other transfer of all, or substantially all, of the assets of Wilber or of the Bank; or
     o A transaction where the stockholders of Wilber approve any plan or proposal for the liquidation (meaning where corporate assets are converted into cash and distributed among creditors and shareholders) or dissolution (meaning the formal disbanding of the corporation) of Wilber or of the Bank;
     o A transaction where any person other than the holders of Wilber's common stock on the date on which it takes effect, or the spouse or children of such holders, becomes the beneficial owner (meaning a corporate shareholder who has the power to buy or sell the shares, but who has not registered the shares on the corporation's books in his or her name) of 25% or more of Wilber's outstanding common stock; or
     o A transaction where any person other than Wilber becomes the beneficial owner of 50% or more of the Bank's outstanding common stock; or
     o A transaction where during any consecutive two year period, individuals who at the beginning of such period make up the entire Board of Directors of Wilber, do not continue to constitute a majority

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          of the Board of Directors for any reason, unless the election, or the nomination for election by Wilber's stockholders, of each new director was approved by a vote of at least two-thirds of the directors who were then still in office and who were directors at the beginning of the period.

4. Termination not for cause - if termination of a Participant's employment is not for cause and for reasons other than those described in items 2, 3, and 6 above, the Participant is entitled to a lifetime benefit equal to the Participant's base annual salary exclusive of bonuses, options or incentives unless the combination of the Participant's age and total full years of employment with the Bank and or Wilber is at least Seventy (70), in which case the Participant shall be entitled to a lifetime benefit equal to Four (4) Times base annual salary exclusive of bonuses, options or incentives.

5. Resignation - if any Participant voluntarily terminates employment with the Bank and or Wilber, the Participant is entitled to a lifetime benefit in the amount of Twenty-Five Thousand ($25,000).

6. Termination for cause - if any Participant is terminated for cause (meaning a termination for gross negligence, commission of a felony or crime involving moral turpitude, fraud, disloyalty, dishonesty or violation of any law or Bank Policy) the Participant is entitled to a lifetime benefit equal to Ten Thousand Dollars ($10,000).

     Additionally, in no event will the combined lifetime benefit and any other Group Term Coverage exceed Five Hundred Thousand Dollars ($500,000) or Seven Hundred Thousand Dollars ($700,000) for the President and Chief Executive Officer.


DISQUALIFICATION AND REDUCTION, LOSS, FORFEITURE OR DENIAL OF BENEFITS

     There are a number of circumstances under which the benefits of the Plan may not be available to an employee who has met the eligibility requirements described above. These are listed below and should be read carefully.

     1. The Bank may discontinue the Plan or may change the requirements for eligibility at any time. However, any change or termination will not affect the Participant's right to the Participant's vested benefits accrued prior to the change or termination.

     2. The ability of the Bank to pay its portion of the premiums for the insurance depends on its continued financial success and such determination shall be made solely by the Bank.

     3. Any Participant who no longer meets the eligibility requirements because of a change in his or her employment with the Bank and or Wilber (or a change in the eligibility requirements) will no longer be able to participate in the Plan.

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     4.   As indicated under "Benefits," the amount of a Participant's death benefit may be affected by the use of policy dividends by the Bank. In addition because any illustrated dividends regarding the policy to reflect claims, expenses, and investment experience and are not estimates or guarantees of future results, they may be larger or smaller than those illustrated. Also, loans, if any, on the policy will reduce dividends.

     5. A material misstatement by the Participant on any application for life insurance purchased by the Bank and or Wilber may result in a denial of benefits within two years after the date of the Participant's most recent commencement of participation in the plan.

     6. A Participant forfeits his benefit if he dies by suicide within the two years after the Participant's most recent participation.

     7. Any Participant's benefit under this plan will be forfeited to the extent the benefit would be an excess parachute payment under Section 280G of the Internal Revenue Code or would be a prohibited golden parachute payment and for which the appropriate federal Banking agency has not given written consent to pay.

     8. Any Participant subject to a final removal or prohibition order issued by an appropriate federal Banking agency will forfeit their benefit.


CONTRIBUTIONS AND FUNDING

     The death benefit of each Participant is entirely funded with life insurance policies purchased from the Insurance Company. The Bank pays in full the cost of the premiums for the life insurance policy on the Participant's life. The Participant is deemed, under current federal income tax rules, to receive income in an amount equal to the value of his vested benefit under the Plan (defined in the Benefits section). The value of a Participant's vested benefit in any year is measured by multiplying the Participant's vested benefit for that year by the lower of the P.S. 58 cost or the Insurance Company's term rates per $1000.00. This deemed amount is not the same each year. The amount for any year depends on both the amount of insurance and the age of the Participant. Information on the cost per year for each Participant will be provided to the Participant by the Bank

CLAIMS PROCEDURE

     The Participant or any beneficiary of a Participant shall file claims for benefits from this Plan with the Plan Administrator. The Plan Administrator shall notify any person or entity that makes a claim against this Plan (the "Claimant") in writing, within ninety (90) days of Claimant's written application for benefits, of Claimant's eligibility or ineligibility for benefits under this Plan. If the Plan Administrator determines that Claimant is not eligible for benefits or full benefits, the notice shall set forth:

     (1)  the specific reasons for such denial;

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     (2)  a specific reference to the provisions of the Plan on which the denial is based;

     (3) a description of why any additional information or material necessary for the Claimant to perfect Claimant's claim, and a description of what is needed, and

     (4) an explanation of the Plan's claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed.

     If the Plan Administrator determines that there are special circumstances requiring additional time to make a decision, the Plan Administrator shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety (90) day period. Upon resolution of all open issues, the Plan Administrator shall direct the Insurance Company to divide the proceeds of the life insurance policy on the Participant's life according to the terms of the Plan described in this Summary Plan Description and reflected in the endorsement to the life insurance policy executed by the Participant at the time the Participant became eligible for participation in the Plan.

     The purpose of the review procedure is to provide a procedure by which a claimant may have a reasonable opportunity to appeal a denial of a claim to the Plan Administrator for a full and fair review. To accomplish that purpose, the claimant or his duly authorized representative:

     (1)  May request a review upon written application to the Plan
          Administrator;

     (2)  May review pertinent plan documents; and

     (3)  May submit issues and comments in writing.

     A Claimant (or his duly authorized representative) shall request a review by filing a written application for review with the Plan Administrator at any time within (60) days after receipt by the Claimant of written notice of the denial of his claim

     The Decision on review of a denied claim shall be made in the following manner:

     (1) The decision on review shall be made by the Plan Administrator, who may in his discretion hold a hearing on the denied claim. The Plan Administrator shall make his decision promptly, which shall ordinarily be not later than sixty (60) days after the plan's receipt of the request for review, unless special circumstances (such as the need to hold a hearing) require an extension of time for processing. In that case a decision shall be rendered as soon as possible, but not later than on hundred twenty (120) days after receipt of the request for review. If an extension of time is required due to special circumstances, written notice of the extension shall be furnished to the claimant prior to the time the extension commences.
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     (2)  The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent plan provisions on which the decision is based.

     (3) In the event the decision on review is not furnished to the claimant within the time required, the claim shall be deemed denied on review.

For a death claim:

     A claim for a death benefit must follow the procedures established by the Insurance Company which may include time deadlines. If a Participant makes a written request to the Plan Administrator, the Plan Administrator will either provide copies of forms or instructions required by the Insurance Company to make a claim or tell the Participant's beneficiary how to obtain them. The Insurance Company will notify the beneficiary if the claim is denied and will explain the procedures it has for reviewing any claims which it denies. The time and manner of such review, and the time for a final decision shall be the same as the time and manner of review for claims denied by the Plan Administrator. Again, the beneficiary must act in making any claim for a death benefit.

STATEMENTS OF ERISA RIGHTS

     As a Participant in the Wilber National Bank Amended and Restated Split-Dollar Life Insurance Plan, you are entitled to certain rights and protection under the Employee Retirement Income Security Act (ERISA) of 1974. These rights are described below.

     It is your right to know about your benefits. You may examine all Plan documents, including the administrative service contract, collective bargaining agreements, and copies of all documents which are filed with the U.S. Department of Labor. These documents are available for you to examine without charge at the Plan Administrator's office and at other specified locations, such as work sites and union halls, during normal work hours.

     You can receive a copy of any of these documents, for a reasonable charge, by making a written request to the Plan Administrator. If you request any documents from the Plan Administrator, in writing, and do not receive them within 30 days (unless the delay is beyond the control of the Plan Administrator), you have a right to file a suit in federal court. The Plan Administrator may be required to pay a fine - as much as $110 a day - for each day's delay, in addition to furnishing the documents to you.

     In addition, if your claim for a welfare benefit is denied, in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the claims administrator review and reconsider your claim. If your claim is then denied, in whole or in part, you may file suit in a state or federal court.

     You also have the right to expect that the Plan fiduciaries - the people who are responsible for the operation of the Plan - act prudently and in the

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best interest of those who participate as a whole. It is our policy that the fiduciaries of the Plan act in the best interest of all Plan Participants and that they will continue to do so.

     If a fiduciary has misused funds, if you are improperly denied a benefit, or if you are discriminated against for asserting your rights under ERISA, you have the right to ask the U.S. Department of Labor for help or to file suit in a federal or state court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees.

     We doubt you will ever find it necessary to go to court to file suit, but the right is yours. No one, including Wilber National Bank, or any other person, may dismiss you or discriminate against you to prevent you from obtaining benefits or exercising any of your rights under ERISA.

     If you need additional information or have any questions about you r benefits from the Plan about this statement of ERISA rights or your rights under ERISA, you should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, Constitution Avenue, N.W., Washington, D.C. 20210.

                                    * * * * *

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



                              SCHEDULE OF BENEFITS
                                       FOR
                              WILBER NATIONAL BANK
                        SPLIT-DOLLAR LIFE INSURANCE PLAN


(1)  Initial face amount of insurance on your life under the Plan: $2,984,862


(2) Death benefit payable to your designated beneficiary is determined based on job title and years of executive service as stated in the "Benefits" section listed above.

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